Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, CEO (410) 951-4800	Investors: Gordon McCoun Media: Evan Goetz, Melissa Merrill (212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING ELECTS JORGE CELAYA EXECUTIVE VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

Will Join Theodore Pincus as co-CFO Until His Retirement in Q3

BALTIMORE, MD – July 9, 2007 – FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that Jorge A. Celaya has been elected executive vice president and chief financial officer of the company and will act as co-CFO until the retirement of Theodore Pincus in the third quarter of 2007. Upon the retirement of Mr. Pincus, who will remain principal financial officer until that time, Mr. Celaya will be solely responsible for overseeing all of the company’s financial and accounting operations. Mr. Pincus will remain available to assist FTI with special projects.

Commenting on Mr. Celaya’s appointment, Jack Dunn, FTI’s president and chief executive officer, said, “I am excited to welcome Jorge to our senior management team. He has impressive financial experience in the global arena, including extensive hands-on experience in senior financial positions around the world. I am confident FTI will benefit greatly from his expertise as we continue our efforts to embrace global expansion, seize on the abundance of growth opportunities before us and capitalize on the great platform we have built to achieve our enterprise goals.”

Mr. Celaya commented, “I am pleased to be joining this dynamic, industry-leading company. I look forward to supporting FTI’s commitment to providing world class problem solving, consulting, technology and communications services to major corporations, financial institutions and law firms throughout the world.”

Prior to joining FTI, Mr. Celaya, 41, served as executive vice president and chief financial officer of Sitel Corporation, a $1.2 billion, NYSE-listed company and global provider of BPO services, from 2003 to 2007 when it was merged in a take-private transaction. Prior to that, beginning May 2002, he was chief financial officer of NPTest,

Inc., a semiconductor capital equipment company and Schlumberger spin- off. Since 1990, Mr. Celaya was employed by Schlumberger Limited in various operating and corporate financial management positions, including service in both Europe and Latin America. Mr. Celaya holds a bachelor of arts degree in economics and a master of business administration in finance from the University of Texas at Austin.

Mr. Dunn concluded, “Since joining FTI in 1999, Ted Pincus has been a key member of the executive management team. On behalf of all of us at FTI, I’d like to thank him for his dedication, commitment, and significant contributions to our growth and success to date. We wish him well in his retirement, and look forward to continuing to benefit from his experience and expertise on projects as they arise in the future.”

About FTI Consulting

FTI Consulting is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2000 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading "Item 1A. Risk Factors" in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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